Exhibit 99.2

CervoMed to Participate in The Canaccord Genuity 44th Annual Growth Conference

Boston – July 30, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical stage company focused on developing treatments for age-related neurologic disorders, today announced that Company’s Management will participate in a fireside chat at the Canaccord Genuity 44th Annual Growth Conference, to be held in Boston, MA and participate in one-on-one investor meetings.

Presentation Details

Format: Fireside Chat

Date: Tuesday, August 13, 2024

Time: 12:30 PM ET

Webcast Link: https://wsw.com/webcast/canaccord98/crvo/2485318

The webcast of the fireside chat will be accessible in the Investors section of the CervoMed website https://www.cervomed.com/.

About CervoMed

CervoMed Inc. (the “Company”) is a clinical-stage company focused on developing treatments for age-related neurologic disorders. The Company is currently developing neflamapimod, an investigational, orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha. Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that causes disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with DLB.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579